CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-99740, 33-40365, and 333-39162 of  M & F Worldwide Corp. on Form S-8 of our reports on the financial statements and financial statement schedule of John H. Harland Company (the “Company”) dated February 27, 2007 (which includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of FASB Statements No. 87, 88, 106, and 132R, on December 31, 2006), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of John H. Harland Company for the year ended December 31, 2006.

/s/DELOITTE & TOUCHE LLP

Atlanta, Georgia

May 1, 2007